Exhibit 99.1

3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Linda Thrasher, 763-577-2864

INVESTOR CONTACT:	Douglas Hoadley, 763-577-2867

MOSAIC UPDATES STATUS ON DAMAGE TO LOUISIANA AMMONIA

PLANT; REDUCES PHOSPHATES VOLUME GUIDANCE

PLYMOUTH, MN, October 25, 2006 – The Mosaic Company (NYSE: MOS) announced today that repairs at its Faustina, Louisiana ammonia plant are expected to be completed in six to twelve weeks, depending on a further damage assessment. Mosaic’s Faustina ammonia plant suffered damage in a minor explosion earlier this month due to an apparent failure of a welded joint in a heat exchanger vessel. The explosion resulted in no injuries and minor damage to adjacent plants. Mosaic continues to review the incident and indicated that insurance coverage is available for losses which exceed a deductible of $10 million.

To effectively manage its inventory and working capital levels and to mitigate the cost of purchased ammonia, Mosaic plans to temporarily reduce phosphate fertilizer production at Faustina while repairs are being completed.

Softer than expected market conditions for phosphates and the current production plans at Faustina have resulted in the lowering of Mosaic’s fiscal 2007 Phosphates sales volume guidance to 8.5 to 9.3 million metric tonnes, including feed and GTSP sales, from its earlier estimate of 9.5 to 9.9 million metric tonnes. Export sales have been negatively impacted by a number of factors including a severe drought in Australia, subsidy uncertainties in Pakistan and continued poor farm economics in Brazil. In addition, the North American fall fertilizer season is also off to a slower than anticipated start. As a result, Mosaic does not expect to meet its fiscal 2007 Phosphates operating earnings improvement target of $100 million.

“While domestic sales have increased modestly in October, it appears unlikely that second quarter sales volumes for our Phosphates business will exceed first quarter levels, as we had previously expected,” stated Jim Prokopanko, Chief Operating Officer of Mosaic. “The damage to our ammonia plant at Faustina was more extensive than we initially estimated and we will promptly begin repair work so that it can be fully operational as soon as possible. We remain optimistic about the long-term outlook for the global fertilizer industry. North American farm economics have improved over the last year, industry fundamentals remain solid, and we believe that phosphates shipments will rebound, especially for the North American spring fertilizer season. Momentum in the potash market remains strong and our fiscal 2007 Potash sales volume guidance remains unchanged at 7.7 to 8.1 million tonnes.”

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. For the global agriculture industry, Mosaic is a single source of phosphates, potash, nitrogen fertilizers and feed ingredients. More information on the company is available at www.mosaicco.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability of fertilizer, raw material and energy markets subject to competitive market pressures; changes in foreign currency and exchange rates; international trade risks including, but not limited to, changes in policy by foreign governments; changes in environmental and other governmental regulation; the ability to successfully integrate the former operations of Cargill Crop Nutrition and IMC Global Inc. and the ability to fully realize the expected cost savings from their business combination within expected time frames; adverse weather conditions affecting operations in central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of closure of the South Pierce, Green Bay and Fort Green facilities differing from management’s current estimates; realization of management’s expectations regarding reduced raw material or operating costs, reduced capital expenditures and improved cash flow and anticipated time frames for the closures and the ability to obtain any requisite waivers or amendments from regulatory agencies with oversight of The Mosaic Company or its phosphate business; accidents involving our operations, including mine fires, floods and potential explosions or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.